Filed pursuant to Rule 424(b)(3)

Registration No. 333-255217

PROSPECTUS SUPPLEMENT No. 40

(to Prospectus dated April 26, 2021)

PARKERVISION, INC.

13,342,953 Shares of Common Stock

This Prospectus Supplement relates to the prospectus dated April 26, 2021, as amended and supplemented from time to time (the “Prospectus”), which permits the resale by the selling stockholders listed in the Prospectus of up to 13,342,953 shares of our common stock, par value $0.01 per share (“Common Stock”) consisting of (i) an aggregate of 7,962,722 shares of Common Stock issued pursuant to securities purchase agreements dated October 5, 2020, November 17, 2020, December 11, 2020, December 21, 2020 and January 5, 2021, (ii) an aggregate of 3,230,942 shares of Common Stock and 1,619,289 shares of Common Stock underlying warrants (“Warrants”) issued pursuant to securities purchase agreements dated March 29, 2021, (iii) 530,000 shares of Common Stock issued as payment for services.

We will not receive proceeds from the sale of the shares of Common Stock by the selling stockholders. To the extent the Warrants are exercised for cash, we will receive up to an aggregate of $2,833,756 in gross proceeds.  We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes, including payment of litigation expenses.

This Prospectus Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 20, 2024.  Accordingly, we have attached the 8-K to this prospectus supplement.  You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.  Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

Our Common Stock is listed on the OTCQB Venture Capital Market under the ticker symbol “PRKR.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this Prospectus or Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 20, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2024

PARKERVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4446-1A Hendricks Avenue Suite 354, Jacksonville, Florida	32207
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 4.01  Changes in Registrant’s Certifying Accountant

On November 12, 2024, the Audit Committee of the Board of Directors ("Audit Committee") of ParkerVision, Inc. (the "Company") approved the appointment of Frazier & Deeter, LLC ("FD") as the Company's independent registered public accounting firm for the Company's year ending December 31, 2024, subject to completion of FD's standard client acceptance procedures and execution of an engagement letter.   On December 16, 2024, FD completed its procedures and accepted its appointment as the Company's independent registered public accounting firm.  On December 17, 2024, the Audit Committee executed an engagement letter with FD.

During the fiscal year ended December 31, 2023, and through the subsequent interim period through December 17, 2024 (1) neither the Company nor anyone acting on its behalf consulted with FD regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K, and (2) FD did not provide the Company with any written report or oral advice that FD concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2024
PARKERVISION, INC.

By /s/ Cynthia French
Cynthia French
Chief Financial Officer